Exhibit 99.1

Alpha Pro Tech

  L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2017

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●	Net income for 2017 was $2.6 million, or $0.18 per diluted share, compared to $3.2 million, or $0.19 per diluted share, for 2016

●	Excluding a $619,000 accrual related to the death of our former President and Chairman, net income for 2017 would have been $3.1 million, or $0.21 per diluted share

●	Gross margin for 2017 increased to 39.6%, up from 36.8% for 2016

●	The Company repurchased and retired 1.2 million shares of common stock at a cost of $4.2 million

Nogales, Arizona – March 8, 2018 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the fourth quarter and year ended December 31, 2017.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, Ltd., commented, “Our 2017 financial results were bolstered by a nearly three percentage point increase in gross profit margin, despite lower net sales. Management remains focused on strategies to manage our cost platform to maximize gross profit potential and will continue to concentrate on inventory levels across all business segments. Net income for 2017, although down, was negatively impacted by a $619,000 accrual related to the death benefit provided in the employment agreement of our former President and Chairman. Excluding this accrual, net income would have been down by only 1.2% compared to 2016, and earnings per share would actually have been $0.21 per diluted share, compared to $0.19 for 2016. Our balance sheet remains healthy, and the generation of cash from operations supports our active share repurchase program, which directly returns value to our shareholders.”

“Housewrap sales remained strong in 2017 with an increase of more than 8% as compared to housewrap sales in 2016,” added Hoffman. “At the end of the third quarter of 2017, we announced a new, innovative and exciting product line in our housewrap family, REX™ Wrap Fortis with JX ALTA 360° Drainage Technology™. With its one-of-a-kind construction, this product uniquely enables the drainage of water in every direction to protect buildings from the elements exponentially better than a traditional housewrap, while decreasing job site material waste, simplifying installation to reduce labor and allowing fewer products to be carried onto the job site. This new product offering competes in a segment of the housewrap market that has historically been untapped for us, and we anticipate that it will provide us with growth opportunities going forward.”

Net sales

Consolidated sales for the fourth quarter of 2017 were $9.9 million, compared to $9.8 million for the fourth quarter of 2016. Building Supply segment sales for the three months ended December 31, 2017 decreased by 5.3% to $5.3 million, compared to $5.6 million for the same period of 2016. Sales for the Disposable Protective Apparel segment for the three months ended December 31, 2017 increased by 8.6% to $3.3 million, compared to $3.1 million for the same period of 2016. Infection Control segment sales for the three months ended December 31, 2017 increased by 12.1% to $1.3 million, compared to $1.1 million for the same period of 2016.

Consolidated sales for the year ended December 31, 2017 were $44.0 million, compared to $46.2 million for the year ended December 31, 2016, a decrease of 4.7%. The decrease consisted of decreased sales in the Building Supply segment of $2.7 million, partially offset by increased sales in the Infection Control segment of $520,000 and increased sales in the Disposable Protective Apparel segment of $31,000.

Building Supply segment sales in 2017 decreased by $2.7 million, or 9.9%, to $24.6 million, compared to $27.3 million for 2016. The decrease was primarily due to a 23.4% decrease in sales of synthetic roof underlayment, which was partially offset by an 8.2% increase in sales of housewrap and a 38.7% increase in sales of other woven material. The sales mix of the Building Supply segment for the year ended December 31, 2017 was 50% for synthetic roof underlayment, 41% for housewrap and 9% for other woven material. This compared to a sales mix of 51% for synthetic roof underlayment, 41% for housewrap and 8% for other woven material for the year ended December 31, 2016.

Sales for the Disposable Protective Apparel segment for the year ended December 31, 2017 increased by $31,000, or 0.2%, to $14.3 million, compared to $14.2 million for 2016. The increase was primarily due to an increase in sales to the Company’s major international supply chain partner, which was partially offset by a decrease in sales to its national and regional distributors.

Infection Control segment sales for the year ended December 31, 2017 increased by $520,000, or 11.3%, to $5.1 million, compared to $4.6 million for 2016. Mask sales were up 10.8%, or $347,000, to $3.6 million, and shield sales were up 12.3%, or $173,000, to $1.6 million.

Gross profit

Gross profit for the fourth quarter of 2017 increased by 7.5% to $4.0 million, or 39.8% gross profit margin, compared to $3.7 million, or 37.4% gross profit margin, for the same period of 2016.

Gross profit for the year ended December 31, 2017 increased by $468,000, or 2.8%, to $17.5 million, compared to $17.0 million for 2016. The gross profit margin was 39.6% for the year ended December 31, 2017, compared to 36.8% for 2016. Management expects gross profit margin to be adversely affected by changes in the duty-free status of certain products in our Disposable Apparel segment in 2018, but believes that the consolidated gross profit margin will still be in the high thirty percent range.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $868,000, or 30.8%, to $3.7 million for the fourth quarter of 2017, compared to $2.8 million for the same period of 2016. The increase was primarily due to an accrual of $619,000 related to the death benefit of the Company’s former President and Chairman, who passed away in December 2017.

Selling, general and administrative expenses increased by $1.2 million, or 9.3%, to $14.0 million for the year ended December 31, 2017, from $12.8 million for the year ended December 31, 2016. As mentioned above, $619,000 of the 2017 increase is the result of an accrual related to the death benefit of the Company’s former President and Chairman. Excluding this accrual, selling, general and administrative expenses would have increased by $568,000, or 4.4%. In addition, sales and marketing expenses increased by $399,000 as we expanded our sales team and enhanced our marketing programs to support future growth.

Net income

Net income for the fourth quarter of 2017 was $176,000, compared to $845,000 for the same period of 2016, a decrease of $669,000, or 79.2%. Net income as a percentage of net sales for the fourth quarter of 2017 was 1.8%, compared to 8.6% for the fourth quarter of 2016. Basic and diluted earnings per common share for the fourth quarter of 2017 were $0.01, compared to $0.05 per basic and diluted share for the same period of 2016.

Net income for the fourth quarter of 2017, excluding the former President and Chairman’s death benefit accrual of $619,000, or $451,000 net of tax, and the net tax expense as a result of U.S. tax reform of $36,000, would have been $663,000. Net income for the fourth quarter of 2016, excluding the tax benefit of $194,000 that resulted from the reversal of an uncertain tax position from 2012, would have been $651,000. Excluding these one-time adjustments, net income in the fourth quarter of 2017 and 2016 would have been $663,000 and $651,000, respectively, representing an increase of $12,000, or 1.8%. Basic and diluted earnings per common share for the fourth quarter of 2017 would have been $0.05, compared to $0.04 for the same period of 2016.

Net income for the year ended December 31, 2017 was $2.6 million, compared to $3.2 million for 2016, a decrease of $535,000, or 16.9%. The decrease in net income was due to a decrease in income before provision for income taxes of $505,000 and an increase in provision for income taxes of $30,000. Net income as a percentage of net sales for the year ended December 31, 2017 was 6.0%, compared to 6.9% for 2016. Basic and diluted earnings per common share for the years ended December 31, 2017 and 2016 were $0.18 and $0.19, respectively.

Net income for 2017, excluding the former President and Chairman’s death benefit accrual of $619,000, or $451,000 net of tax, and the net tax expense as a result of U.S. tax reform of $36,000, would have been $3.1 million. Net income for 2016, excluding the tax benefit of $194,000 that resulted from the reversal of an uncertain tax position from 2012, would have been $3.0 million. Excluding these one-time adjustments, net income in 2017 and 2016 would have been $3.1 million and $3.0 million, respectively, representing an increase of $146,000, or 4.9%, in 2017. Basic and diluted earnings per common share for 2017 would have been $0.21, compared to $0.18 for 2016.

While the exclusion of the one-time adjustments discussed herein are not in accordance with U.S. GAAP, management believes that this information is useful in demonstrating the one-time impact of these events.

Balance Sheet

The consolidated balance sheet remained healthy with a cash balance of $8.8 million as of December 31, 2017, compared to $9.5 million as of December 31, 2016. The decrease in cash was due to cash used in investing activities of $685,000 and cash used in financing activities of $4.0 million, primarily the repurchase of common stock, partially offset by cash provided by operating activities of $4.0 million. The Company ended 2017 with working capital of $24.2 million and a current ratio of 10:1.

Inventory decreased $745,000, or 6.8%, to $10.2 million as of December 31, 2017, compared to $11.0 million as of December 31, 2016. The decrease was primarily due to a decrease in inventory for the Disposable Protective Apparel segment of $272,000, or 7.3%, to $3.5 million, a decrease in inventory for the Building Supply segment of $340,000, or 6.9%, to $4.6 million, and a decrease in inventory for the Infection Control segment of $133,000, or 5.7%, to $2.2 million.

Colleen McDonald, Chief Financial Officer of Alpha Pro Tech, Ltd., commented, “At the end of 2017, we had $2.3 million available for additional stock purchases under our stock repurchase program. During 2017, we repurchased 1,232,476 shares of common stock at a cost of $4.2 million, bringing the program total to 16,204,007 shares of common stock repurchased at a cost of $29.2 million since the program’s inception. All stock is retired upon repurchase, and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited use protective apparel products for the industrial, room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potentially," "may," "continue," "should," "will" and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates, tax impact and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets

	December 31,
	2017	2016
Assets
Current assets:
Cash	$8,763,000	$9,456,000
Investments	343,000	607,000
Accounts receivable, net of allowance for doubtful accounts of $83,000 and $66,000 as of December 31, 2017 and 2016, respectively	4,597,000	4,648,000
Accounts receivable, related party	361,000	174,000
Inventories	10,249,000	10,994,000
Prepaid expenses	2,665,000	3,346,000
Deferred income tax assets	-	438,000
Total current assets	26,978,000	29,663,000

Property and equipment, net	3,158,000	2,646,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	21,000	34,000
Deferred income tax assets	19,000	-
Equity investments in unconsolidated affiliate	3,893,000	3,538,000
Total assets	$34,124,000	$35,936,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,236,000	$1,005,000
Accrued liabilities	1,565,000	1,460,000
Total current liabilities	2,801,000	2,465,000

Deferred income tax liabilities	-	807,000
Total liabilities	2,801,000	3,272,000

Commitments

Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 14,290,749 and 15,411,556 shares outstanding as of December 31, 2017 and 2016, respectively	143,000	154,000
Additional paid-in capital	5,415,000	9,990,000
Accumulated other comprehensive loss	(458,000)	(204,000)
Retained earnings	26,223,000	22,724,000
Total shareholders' equity	31,323,000	32,664,000
Total liabilities and shareholders' equity	$34,124,000	$35,936,000

(1) The condensed consolidated balance sheet as of December 31, 2016 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Income Statements

	Years Ended December 31,		For the three months ended
	2017	2016	2017	2016

Net sales	$44,025,000	$46,176,000	$9,943,000	$9,842,000

Cost of goods sold, excluding depreciation and amortization	26,573,000	29,192,000	$5,984,000	$6,160,000
Gross profit	17,452,000	16,984,000	3,959,000	3,682,000

Operating expenses:
Selling, general and administrative	13,955,000	12,768,000	$3,686,000	$2,818,000
Depreciation and amortization	571,000	544,000	$145,000	$119,000
Total operating expenses	14,526,000	13,312,000	3,831,000	2,937,000

Income from operations	2,926,000	3,672,000	128,000	745,000

Other income:
Equity in income of unconsolidated affiliate	355,000	498,000	$16,000	$65,000
Gain on sale of property	385,000	-
Interest income, net	4,000	5,000	$1,000	$2,000
Total other income	744,000	503,000	17,000	67,000

Income before provision for income taxes	3,670,000	4,175,000	$145,000	$812,000

Provision for income taxes	1,037,000	1,007,000	$(31,000)	$(33,000)

Net income	$2,633,000	$3,168,000	$176,000	$845,000

Basic earnings per common share	$0.18	$0.19	$.01	$0.05

Diluted earnings per common share	$0.18	$0.19	$.01	$0.05

Basic weighted average common shares outstanding	14,825,600	16,835,129	14,419,049	15,778,015

Diluted weighted average common shares outstanding	14,993,009	16,835,129	14,704,296	15,942,898